Exhibit 99.1

For Immediate Release

Contacts: Thomas F. Hoffman at (412) 831-4060

or

Charles E. Mazur, Jr. at (412) 831-4340

CONSOL Energy Reports Earnings for Second Quarter 2006

Coal Margins Continue to Expand

PITTSBURGH (July 27, 2006) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported earnings of $105.9 million, or $0.57 per diluted share, for its second quarter ended June 30, 2006, compared with $41.1 million, or $0.22 per diluted share for the same period a year earlier, an increase of nearly 160 percent.

Net cash from operating activities was $196.6 million for the quarter just ended, compared with $61.8 million for the June 2005 quarter, an increase of approximately 218 percent.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended June 30, 2006	Quarter Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Total Revenue and Other Income	$932.3	$817.1	$1,918.2	$1,634.1
Net Income	$105.9	$41.1	$230.4	$116.3
Earnings Per Share (Diluted)	$0.57	$0.22	$1.24	$0.63
Net Cash from Operating Activities	$196.6	$61.8	$349.1	$157.4
EBITDA	$231.2	$123.8	$490.1	$283.1
EBIT	$156.7	$57.0	$343.8	$152.9
Capital Expenditures	$149.3	$112.7	$319.1	$169.6
Other Investing Cash Flows	($1.0)	($38.4)	($35.3)	($16.3)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. Other investing cash flows represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to Mineral Leases; Investment in Equity Affiliates; Changes in Restricted Cash and Proceeds from Sales of Assets.

“We are very pleased with the solid second quarter financial results,” said J. Brett Harvey, president and chief executive officer. Total Revenue and Other Income grew approximately 14 percent, primarily due to higher realized pricing for coal and natural gas. Operating margins (average realized price per ton less operating costs per ton) for CONSOL Energy’s coal operations were nearly $15 per ton during the quarter, an increase of approximately 15 percent period-to-period, as average coal prices period-to-period were $2.84 per ton higher.

Harvey said he was particularly pleased with the period-to-period improvement in realized pricing per ton in conjunction with a reduction in total cost per ton. “Our stated goal of margin expansion is evident in this quarter’s coal operations results. We were able to realize nearly $3 per ton more this year versus last year’s second quarter while slightly reducing total cost per ton produced.”

Period-To-Period Analysis of Financial Results for the Quarter

Total revenue and other income improved 14.1 percent, primarily reflecting higher realized pricing for both the coal and gas segments. During the quarter, the company recognized $25 million of business interruption insurance proceeds related to the fire at the Buchanan Mine in March 2005.

Total costs increased 0.5 percent.

Cost of goods sold (including Purchased Gas and Gas Royalty Interests’ Costs) decreased 3.7 percent, primarily reflecting lower purchased gas costs period-to-period, partially offset by higher operating costs related to labor, supplies and contract mining fees and royalties.

Depreciation, depletion and amortization increased 11.5 percent, primarily reflecting various coal assets and other projects placed in service after the 2005 period.

Taxes other than income increased 17.6 percent, primarily due to higher severance and other taxes attributable to higher sales prices and higher volumes for the coal and gas segments.

As of June 30, 2006, CONSOL Energy had no short-term debt and had $830 million in total liquidity, which is comprised of $345 million of cash, an available accounts receivable securitization facility of $125 million and $360 million available to be borrowed under its $750 million bank facility.

Coal Operations

	Quarter Ended June 30, 2006		Quarter Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Total Coal Sales (millions of tons)	17.5		17.4	35.7	35.1
Sales – Company-Produced (millions of tons)	17.2		17.0	35.0	34.4
Coal Production (millions of tons)	18.0	*	16.5	36.2	34.7
Average Realized Price Per Ton – Company- Produced	$38.33		$35.49	$39.07	$35.28
Operating Costs Per Ton	$23.48		$22.62	$23.82	$22.06
Non-operating Charges Per Ton	$4.10		$4.94	$4.17	$4.71
DD&A Per Ton	$2.97		$3.06	$2.90	$2.77
Total Cost Per Ton – Company-Produced	$30.55		$30.62	$30.89	$29.54
Operating Margins Per Ton	$14.85		$12.87	$15.25	$13.22
Financial Margins Per Ton	$7.78		$4.87	$8.18	$5.74

Sales and production includes CONSOL Energy’s portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

*	Includes 1.3 million tons of metallurgical grade coal.

Coal segment performance improved in the quarter-to-quarter comparison, driven by higher realized prices and higher sales, and was partially offset by higher operating costs per ton of production.

Sales of Company-produced coal increased 0.2 million tons, period-to-period.

Average realized prices increased $2.84, or 8.0 percent, reflecting higher pricing for steam and metallurgical coal.

Total costs per ton for company-produced coal were nearly flat period-to-period and down 2.1 percent from the previous quarter. The Company’s total cost per ton continues to track internal plans. “Cost control is a key component in our plan to expand margins,” Harvey said. “In addition, we have targeted efficiency projects underway at several operations that should further mitigate cost pressures.”

He said he expected unit cost increases at the Company’s large underground mines in Northern Appalachia to be less than two percent year-over-year. “Our Central Appalachian average unit costs increases will be somewhat higher because we have brought on some high margin, but higher cost production,” he said. “In addition, we have similar labor and geologic challenges to other producers in the region. However, I still expect our overall unit cost increases to be modest compared with current industry experience in the Appalachian Basin.”

Operating margins (average realized price per ton less operating costs per ton) were $14.85 per ton, an improvement of 15.4 percent period-to-period, while financial margins (average realized price less total costs) were $7.78 per ton, an increase of 59.8 percent period-to-period.

During the second quarter, the following mines began a vacation period on June 24, 2006 that ended on July 8, 2006: Shoemaker; McElroy; Blacksville; Loveridge; and Amonate.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.5 percent of which is owned by CONSOL Energy, reported net income to CONSOL Energy of $31.1 million for the quarter ended June 30, 2006. CNX Gas Corporation issued its earnings release on July 26, 2006.

Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Developments During the Quarter

In April, CONSOL Energy idled production at the Shoemaker Mine near Moundsville, WV. Approximately 170 workers were part of the workforce reduction out of a total of 319 employees. The remaining employees will continue to work on the installation of the new belt haulage system, which is expected to be completed in early 2009.

Also in April, the VP8 mine was placed on long-term idle as a result of mining all of its currently economical reserves. The VP8 mine is located near Rowe, VA and is a metallurgical mine.

In May, CONSOL Energy’s Board of Directors approved a two-for-one stock split of the Company’s common stock effected in the form of a stock dividend and distributed on May 31, 2006.

In June, CONSOL Energy announced it had signed a new long-term sales agreement with FirstEnergy Corp. under which CONSOL Energy will supply a total of more than 128 million tons of high-Btu coal to FirstEnergy for a twenty-year period beginning in 2009 and running through 2028. The new agreement will replace an existing coal supply agreement that took effect in January 2003 and was scheduled to run through 2020. Under the new agreement, CONSOL Energy will increase its coal shipments by approximately two million tons per year to provide coal for FirstEnergy’s 2410 megawatt Bruce Mansfield Plant in Shippingport, Pennsylvania, and other power plants. The coal will be shipped from three CONSOL Energy mines in West Virginia: the McElroy Mine near Moundsville; the Blacksville #2 Mine near Wana; and the Robinson Run Mine near Shinnston.

On June 27, 2006, Standard & Poor’s added CONSOL Energy to the S&P 500 equity index.

Outlook

In the tables below, the company provides certain financial and production guidance measures. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. Production guidance for 2007, 2008, and 2009 has not been revised. The company revises production guidance for out-year production annually in January.

GUIDANCE

	2006 Estimate	2007 Estimate	2008 Estimate	2009 Estimate
COAL
Tons Produced (millions of tons)	69.3 – 71.3	67 – 71	68 – 72	74 – 78
Tons Committed (millions of tons at July 11, 2006)	69.0	53.4	41.5	31.8
Tons Committed and Priced (millions of tons at July 11, 2006)	68.9	51.2	34.8	20.3
Avg. Realized Price/Ton Committed & Priced	$38.68	$38.70	$39.60	$42.30

2006 Quarterly Production Guidance

	1Q Actual	2Q Actual	3Q Estimate	4Q Estimate
Coal (millions of tons)	18.2	18.0	16.1 – 17.1	17.0 – 18.0

The following mines will take a one-week vacation period during the third quarter ending September 30, 2006: Bailey and Enlow Fork. The following mines will take a two-week vacation period during the third quarter: Mine 84; Robinson Run; and Emery.

The long-term supply and demand situation for coal in the United States is favorable for CONSOL Energy as new coal-fueled power generation projects continue to be announced and existing power plants are retrofitted with emission control technologies. However, because of the mild winter and a slow start to the summer cooling season in the eastern United States, power generators have been able to increase their coal inventories closer to historical levels. This has led to short-term pressure on spot pricing. However, with recent hot and humid weather in the U.S., particularly in the Northeast, there is some evidence to suggest that inventories at coal-fired power plants are in the early stages of a reduction.

There is only a limited relationship between spot pricing and CONSOL Energy’s long-term contract pricing. Spot prices in CONSOL Energy’s key markets, while volatile, represent a small portion of total coal sales. Moreover, CONSOL Energy does not publicly report its contract prices, including production from the Pittsburgh Seam that accounts for more than 80 percent of the Company’s annual coal production.

“Short-term fluctuations in the coal markets are not expected to affect our long-term strategic direction,” Harvey said. “We have more than 95% of our 2006 production priced and committed.” He also noted the Company’s recent announcement of a twenty-year contract with FirstEnergy for 128 million tons of high-Btu coal is the third large-scale agreement that the Company has signed since the beginning of the year. “This contract highlights our strategy of providing our power generation customers with a secure, long-term source of coal as they complete their scrubber retrofits.”

Harvey noted that CONSOL Energy’s strong balance sheet, low cost structure, near-term sales commitment position in coal and strong cash flow enable the Company to be extremely disciplined in pricing its coal. “We are in a strong position to manage short-term fluctuations in coal markets to control the long-term value of our coal,” he said. “In the next few years, we expect to focus on targeted capital efficiency projects rather than large capacity expansion projects while our power generation customers complete the installation of scrubbers.”

CONSOL Energy continues to monitor scrubber retrofit announcements by power generators east of the Mississippi River. “Many of the scrubber retrofits are being accelerated, particularly in CONSOL’s key markets,” Harvey said. “There are now more than 82 gigawatts located east of the Mississippi River of planned capacity scheduled to be scrubbed by 2012. When all of the retrofits are completed, it will bring the total scrubbed gigawatts to over 130 gigawatts, which equates to over 300 million tons of market for high-Btu coal.”

CONSOL Energy also has a strategic focus on non-conventional opportunities for coal. There are currently more than a dozen coal-to-liquids (CTL) and coal-to-gas (CTG) projects in various stages of planning. Analysts estimate that it would take 475 million tons of coal per year to replace 10 percent of the liquid fuel in the U.S. “With the ongoing geopolitical events and the risk to the energy supply to the United States, interest in CTL and CTG facilities from the federal government, for both civilian and military purposes, continues to gain momentum as a way to reduce exposure to foreign energy sources,” Harvey noted. “We can participate in a meaningful way in future projects because our large reserve base in several basins positions us well to serve these new plants.”

Harvey said that over the longer term, demand from conventional and non-conventional coal customers is expected to be robust as scrubbers come online in CONSOL Energy’s key markets, new coal-fired power plants are constructed and CTL and CTG projects are developed in the U.S. “Beginning in 2008, we can re-price a substantial portion of our existing capacity to capitalize on those future opportunities. Moreover, our financial flexibility and substantial reserve base allows us to expand capacity as these new markets grow.”

However, he said the company will continue to manage its business to reflect the ebbs and flows of the market. “While we have the ability to expand production to meet the needs of a growing market, we have the discipline to scale-back production plans if short-term market conditions warrant.”

Finally, Harvey reported that the company has repurchased shares of the Company’s common stock under the previously announced two-year stock repurchase program that commenced in January 2006 and is authorized through December 31, 2007. “Year to date, the company has repurchased nearly 2.6 million shares at an average price of $32.78. We are one-fourth of the way through the authorized buyback period and we’ve repurchased more than $83.6 million of the $300 million authorization.”

# # #

CONSOL Energy Inc., a member of the Standard & Poor’s 500 equity index, has annual revenues of $3.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 6/30/06	Quarter Ended 6/30/05	Six Months Ended 6/30/06	Six Months Ended 6/30/05
Net Income	$105,934	$41,074	$230,380	$116,286
Add: Interest Expense	6,253	7,189	12,106	14,113
Less: Interest Income	(4,105)	(838)	(7,701)	(1,585)
Add: Income Taxes	48,647	9,613	109,034	24,088

Earnings Before Interest & Taxes (EBIT)	156,729	57,038	343,819	152,902
Add: Depreciation, Depletion & Amortization	74,448	66,780	146,264	130,159

Earnings Before Interest, Taxes and DD&A (EBITDA)	$231,177	$123,818	$490,083	$283,061

For purposes of this press release, references to “CONSOL Energy,” the “Company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	a decrease in the production of our metallurgical coal or a decrease in the price of metallurgical coal could impact our profitability;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline;

•	costs associated with perfecting title for gas rights in some of our properties;

•	we need to use unproven technologies to extract coalbed methane on some of our properties;

•	location of a vast majority of our gas producing properties in two counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area;

•	we do not insure against all potential operating risks;

•	other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	the effects of mine closing, reclamation and certain other liabilities;

•	the coalbeds from which we produce methane gas frequently contain water that may hamper production;

•	increased exposure to employee related long-term liabilities;

•	our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcome of various asbestos litigation cases;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	the anti-takeover effects of our rights plan could prevent a change of control; and

•	other factors discussed in our 2005 Form 10-K under “Risk Factors,” which is on file at the Securities and Exchange Commission.

We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales - Outside	$824,390	$708,591	$1,693,591	$1,436,939
Sales - Gas Royalty Interests	12,686	9,066	28,493	18,742
Sales - Purchased Gas	9,778	44,975	32,130	69,257
Sales - Related Party	—	614	—	614
Freight - Outside	37,689	31,665	74,768	61,789
Other Income	47,720	22,238	89,169	46,796

Total Revenue and Other Income	932,263	817,149	1,918,151	1,634,137
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	543,906	533,177	1,093,456	1,052,154
Purchased Gas Costs	9,986	45,592	32,751	70,086
Gas Royalty Interests’ Costs	10,267	7,026	23,683	14,463
Freight Expense	37,689	31,665	74,768	61,789
Selling, General and Administrative Expense	21,911	18,797	41,991	35,186
Depreciation, Depletion and Amortization	74,448	66,780	146,264	130,159
Interest Expense	6,253	7,189	12,106	14,113
Taxes Other Than Income	66,156	56,236	138,156	115,813

Total Costs	770,616	766,462	1,563,175	1,493,763

Earnings Before Income Taxes and Minority Interest	161,647	50,687	354,976	140,374
Income Taxes	48,647	9,613	109,034	24,088

Earnings Before Minority Interest	113,000	41,074	245,942	116,286
Minority Interest	(7,066)	—	(15,562)	—

Net Income	$105,934	$41,074	$230,380	$116,286

Basic Earnings Per Share	$0.58	$0.22	$1.25	$0.64

Dilutive Earnings Per Share	$0.57	$0.22	$1.24	$0.63

Weighted Average Number of Common Shares Outstanding:
Basic	183,286,425	182,873,976	183,775,190	182,382,952

Dilutive	185,820,234	185,168,622	186,156,863	184,535,874

Dividends Paid Per Share	$0.07	$0.07	$0.14	$0.14

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2006	2005
Operating Activities:
Net Income	$230,380	$116,286
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	146,264	130,159
Stock-based Compensation	6,259	1,797
Gain on the Sale of Assets	(3,112)	(10,653)
Change in Minority Interest	15,562	—
Amortization of Mineral Leases	3,397	3,661
Deferred Income Taxes	14,677	(772)
Equity in Earnings of Affiliates	(719)	(1,818)
Changes in Operating Assets:
Accounts Receivable Securitization	—	(110,000)
Accounts and Notes Receivable	(8,156)	(20,077)
Inventories	(43,097)	(13,757)
Prepaid Expenses	(4,061)	(8,028)
Changes in Other Assets	(2,019)	766
Changes in Operating Liabilities:
Accounts Payable	(51,097)	(16,425)
Other Operating Liabilities	(12,503)	49,895
Changes in Other Liabilities	51,081	37,630
Other	6,228	(1,216)

Net Cash Provided by Operating Activities	349,084	157,448

Investing Activities:
Capital Expenditures	(294,384)	(169,562)
Acquisition of Mon River Towing and J.A.R. Barge Lines	(24,750)	—
Additions to Mineral Leases	(4,190)	(6,352)
Net Investment in Equity Affiliates	103	(6,838)
Proceeds from Sales of Assets	39,374	29,471

Net Cash Used in Investing Activities	(283,847)	(153,281)

Financing Activities:
Payments on Miscellaneous Borrowings	(83)	(166)
Payments on Revolver	—	(1,700)
Tax Benefit from Stock-Based Compensation	35,796	—
Dividends Paid	(25,784)	(25,468)
Issuance of Treasury Stock	11,730	21,437
Purchases of Treasury Stock	(83,631)	—
Stock Options Exercised	1,362	—

Net Cash Used in Financing Activities	(60,610)	(5,897)

Net Increase (Decrease) in Cash and Cash Equivalents	4,627	(1,730)
Cash and Cash Equivalents at Beginning of Period	340,640	6,422

Cash and Cash Equivalents at End of Period	$345,267	$4,692

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) JUNE 30, 2006	DECEMBER 31, 2005
ASSETS
Current Assets:
Cash and Cash Equivalents	$345,267	$340,640
Accounts and Notes Receivable:
Trade	278,066	276,277
Other Receivables	32,257	23,340
Inventories	184,977	140,976
Deferred Income Taxes	144,914	152,730
Prepaid Expenses	68,676	64,537

Total Current Assets	1,054,157	998,500
Property, Plant and Equipment:
Property, Plant and Equipment	7,417,798	7,096,660
Less - Accumulated Depreciation, Depletion and Amortization	3,691,411	3,561,897

Total Property, Plant and Equipment - Net	3,726,387	3,534,763
Other Assets:
Deferred Income Taxes	336,144	367,228
Investment in Affiliates	52,877	52,261
Other	137,373	134,900

Total Other Assets	526,394	554,389

TOTAL ASSETS	$5,306,938	$5,087,652

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) JUNE 30, 2006	DECEMBER 31, 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$147,596	$197,375
Current Portion of Long-Term Debt	56,844	4,629
Accrued Income Taxes	24,206	17,557
Other Accrued Liabilities	566,845	584,361

Total Current Liabilities	795,491	803,922
Long-Term Debt:
Long-Term Debt	393,652	438,367
Capital Lease Obligations	30,534	—

Total Long-Term Debt	424,186	438,367
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,597,997	1,592,907
Pneumoconiosis Benefits	403,908	411,022
Mine Closing	381,674	356,776
Workers’ Compensation	139,171	134,759
Deferred Revenue	19,436	27,343
Salary Retirement	49,883	33,703
Reclamation	29,376	32,183
Other	129,815	137,870

Total Deferred Credits and Other Liabilities	2,751,260	2,726,563
Minority Interest	116,939	93,444

Total Liabilities and Minority Interest	4,087,876	4,062,296
Stockholders’ Equity:
Common Stock, $.01 par value; 1,000,000,000 Shares Authorized, 185,125,990 Issued and 183,336,487 Outstanding at June 30, 2006; 185,050,824 Issued and Outstanding at December 31, 2005	1,851	1,850
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	905,135	883,316
Retained Earnings	454,907	252,109
Other Comprehensive Loss	(84,371)	(105,162)
Unearned Compensation on Restricted Stock Units	—	(6,757)
Common Stock in Treasury, at Cost - 1,789,503 Shares at June 30, 2006 and -0- Shares at December 31, 2005	(58,460)	—

Total Stockholders’ Equity	1,219,062	1,025,356

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,306,938	$5,087,652

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Unearned Compensation on Restricted Stock Units	Treasury Stock	Total Stockholders' Equity
Balance - December 31, 2005	1,850	$883,316	$252,109	$(105,162)	$(6,757)	$—	$1,025,356

(Unaudited)
Net Income	—	—	230,380	—	—	—	230,380
Treasury Rate Lock (Net of $27 tax)	—	—	—	(41)	—	—	(41)
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	(1,996)	—	(4,734)	—	—	(6,730)
Gas Cash Flow Hedge (Net of ($16,428) tax)	—	—	—	25,566	—	—	25,566

Comprehensive Income (Loss)	—	(1,996)	230,380	20,791	—	—	249,175
Issuance of Treasury Stock	—	(11,643)	(1,798)	—	—	25,171	11,730
Purchases of Treasury Stock	—	—	—	—	—	(83,631)	(83,631)
Stock Options Exercised	1	1,361	—	—	—	—	1,362
Issuance of a 2:1 Stock Split			—	—	—	—	—
Tax Benefit from Stock-Based Compensation	—	35,796	—	—	—	—	35,796
Amortization of Stock-Based Compensation Awards	—	5,058	—	—	—	—	5,058
Elimination of Unearned Compensation on Restricted Stock Units	—	(6,757)	—	—	6,757	—	—
Dividends ( $.14 per share)	—	—	(25,784)	—	—	—	(25,784)

Balance - June 30, 2006	1,851	$905,135	$454,907	$(84,371)	$—	$(58,460)	$1,219,062

SPECIAL INCOME STATEMENT

2nd Quarter 2006

In Millions

	Quarter Ended June 30, 2006
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$661	$18	$679	$102	$52	$833
Gas Royalty Interests	—	—	—	13	—	13
Freight Revenue	38	—	38	—	—	38
Other Income	—	23	23	15	10	48

Total Revenue and Other Income	699	41	740	130	62	932
Cost of Goods Sold	401	53	454	42	58	554
Gas Royalty Interests’ Costs	—	—	—	10	—	10
Freight Expense	38	—	38	—	—	38
Selling, General & Admin.	15	—	15	4	3	22
DD&A	54	7	61	9	4	74
Interest Expense	—	—	—	—	6	6
Taxes Other Than Income	42	17	59	4	3	66

Total Cost	550	77	627	69	74	770

Earnings Before Income Taxes	$149	$(36)	$113	$61	$(12)	162
Income Tax						(49)

Earnings Before Minority Interest						113
Minority Interest						(7)

Net Income						$106

SPECIAL INCOME STATEMENT

June 2006 YTD

In Millions

	Year to Date June 30, 2006
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$1,359	$41	$1,400	$227	$99	$1,726
Gas Royalty Interest	—	—	—	28	—	28
Freight Revenue	75	—	75	—	—	75
Other Income	—	57	57	19	13	89

Total Revenue and Other Income	1,434	98	1,532	274	112	1,918
Cost of Goods Sold	829	112	941	82	103	1,126
Gas Royalty Interests’ Costs	—	—		24	—	24
Freight Expense	75	—	75	—	—	75
Selling, General & Admin.	28	1	29	7	6	42
DD&A	108	12	120	18	8	146
Interest Expense	—	—	—	—	12	12
Taxes Other Than Income	86	38	124	8	6	138

Total Cost	1,126	163	1,289	139	135	1,563

Earnings Before Income Taxes	$308	$(65)	$243	$135	$(23)	355
Income Tax						(109)

Earnings Before Minority Interest						246
Minority Interest						(16)

Net Income						$230

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended June 30,
	2006	2005
AS REPORTED FINANCIALS:
Revenue ( $ MM)	$932.263	$817.149
EBIT ($MM)	$156.729	$57.038
EBITDA ($ MM)	$231.177	$123.818
Net Income / (Loss) ($ MM)	$105.934	$41.074
EPS(diluted)	$0.57	$0.22
Average shares outstanding - Dilutive	185,820,234	185,168,622
CAPEX ($ MM)	$149.282	$112.693
COAL OPERATIONAL:
# Complexes Producing (end of period)	14	18
Sales (MM tons)-Produced only	17.221	17.005
Average sales price * ( $/ton)	$38.33	$35.49
Production income ($ /ton)	$7.78	$4.87
Production (MM tons)-Produced only	17.964	16.495
Produced Tons Ending inventory (MM tons)**	2.813	1.745

*	note: average sales price of tons produced

**	note: includes equity companies

PRODUCTION REPORT

COAL (Millions of Tons)	2nd Quarter 2006 Actual	2nd Quarter 2005 Actual
Northern Appalachia	14.4	13.7
Central Appalachia	3.2	2.5
Other Areas	0.3	0.3

Total	18.0	16.5

*	Numbers may not add due to rounding